Exhibit 1.1

PURCHASE AGREEMENT

July 26, 2018

GOLDMAN SACHS & CO. LLC

    As Representative of the Initial Purchasers

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

Ladies and Gentlemen:

Introductory. Party City Holdings Inc., a Delaware corporation (the “Issuer”), proposes to issue and sell to Goldman Sachs & Co. LLC (“GS”) and the other several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $500,000,000 aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2026 (the “Securities”). GS has agreed to act as the representative of the several Initial Purchasers (the “Representative”) in connection with the offering and sale of the Securities.

The Securities will be issued pursuant to an indenture, to be dated as of August 2, 2018 (the “Indenture”), between the Issuer, Wilmington Trust, National Association, as trustee (the “Trustee”), and the Guarantors (as defined below). The Securities will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined in Section 2 hereof), among the Issuer and the Depositary.

The payment of principal of, premium, if any, and interest on the Securities will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally by (i) the entities contained in Schedule B attached hereto as “Guarantors” and (ii) any subsidiary of the Issuer formed or acquired after the Closing Date that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”).

The Issuer understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Pricing Disclosure Package (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

The Issuer has prepared and delivered to each Initial Purchaser copies of a preliminary offering circular, dated July 23, 2018 (such preliminary offering circular, together with the documents incorporated by reference therein, the “Preliminary Offering Circular”), and has prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated July 26, 2018 (the “Pricing Supplement”), in the form attached hereto as Schedule D hereto, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Circular and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after this Agreement is executed and delivered, the Issuer will prepare and deliver to each Initial Purchaser a final offering circular dated the date hereof (such final offering circular, together with the documents incorporated by reference therein, the “Final Offering Circular”).

All references herein to the terms “Pricing Disclosure Package” and “Final Offering Circular” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Circular) or the Final Offering Circular (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Circular shall be deemed to mean and include all information filed under the Exchange Act after the Time of Sale and incorporated by reference in the Final Offering Circular.

Each of the Issuer and the Guarantors hereby confirm its agreements with the Initial Purchasers as follows:

SECTION 1. Representations and Warranties. Each of the Issuer and the Guarantors, jointly and severally, hereby represents, warrants and covenants to each Initial Purchaser that, as of the Time of Sale and as of the Closing Date (references in this Section 1 to the “Offering Circular” are to (x) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Sale and (y) the Final Offering Circular in the case of representations and warranties made as of the Closing Date):

(a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Circular to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Integration of Offerings or General Solicitation. None of the Issuer, the Guarantors, any of their respective affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Issuer, the Guarantors, any of their respective Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Issuer, the Guarantors, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Issuer, the Guarantors and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale under Rule 144A. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Pricing Disclosure Package and Offering Circular. Neither the Pricing Disclosure Package, as of the Time of Sale, nor the Final Offering Circular, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Circular or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Issuer in writing by any Initial Purchaser through the Representative expressly for use in the Pricing Disclosure Package, the Final Offering Circular or any amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Circular will contain, all the information specified in, and meeting the requirements of, Rule 144A(d)(4). The Issuer and the Guarantors have not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Pricing Disclosure Package and the Final Offering Circular and any amendment or supplement thereto pursuant to Section 3(a).

(e) Issuer Additional Written Communications. The Issuer has not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than (i) the Pricing Disclosure Package, (ii) the Final Offering Circular and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a). Each such communication by the Issuer and the Guarantors or their respective agents and representatives pursuant to clause (iii) of the preceding sentence (each, an “Issuer Additional Written Communication”), when taken together with the Pricing Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Issuer Additional Written Communication made in reliance upon and in conformity with information furnished to the Issuer in writing by any Initial Purchaser through the Representative expressly for use in any Issuer Additional Written Communication.

(f) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Offering Circular at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the form requirements of the Exchange Act. Each such Incorporated Document, when taken together with the Pricing Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Issuer and the Guarantors.

(h) Authorization of the Securities and the Guarantees. The Securities to be purchased by the Initial Purchasers from the Issuer will on the Closing Date be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture. The Guarantees of the Securities, at the Closing Date, will have been duly executed by each of the Guarantors and, when the Securities have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Securities will constitute valid and binding agreements of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(i) Authorization of the Indenture. The Indenture has been duly authorized by the Issuer and the Guarantors and, at the Closing Date, will have been duly executed and delivered by the Issuer and the Guarantors and will constitute a valid and binding agreement of the Issuer and the Guarantors, enforceable against the Issuer and each of the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(j) Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Circular.

(k) No Material Adverse Effect. Neither the Issuer nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in or incorporated by reference in the Offering Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Circular; and, since the respective dates as of which information is given in the Offering Circular, there has not been any change in the long-term debt of the Issuer or any of its subsidiaries or any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in or affecting the general affairs, management, financial position, business, stockholders’ equity or results of operations of the Issuer and its subsidiaries taken as a whole (a “Material Adverse Effect”), and neither the Issuer nor any of its subsidiaries has entered into any transaction or agreement that is material to the Issuer and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Issuer and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Offering Circular.

(l) Independent Accountants. Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) filed with the Commission and incorporated by reference in the Offering Circular is an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided by Ernst & Young LLP to Party City Holdco Inc. (“Holdco”) have been approved by the Audit Committee or the Board of Directors of Holdco, as applicable.

(m) Preparation of Financial Statements. The financial statements of Holdco and its consolidated subsidiaries (including the Issuer), together with the notes thereto, included or incorporated by reference in the Offering Circular present fairly the consolidated financial position of Holdco and its consolidated subsidiaries (including the Issuer) as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Offering Circular under the caption “Summary—Summary Historical Consolidated Financial and Other Data” as it relates to Holdco and its consolidated subsidiaries, fairly present the information set forth therein on a basis consistent with that of the audited financial statements of Holdco included or incorporated by reference in the Offering Circular. The statistical and market-related data and forward-looking statements included or incorporated by reference in the Offering Circular are based on or derived from sources that Holdco believes to be reliable and accurate in all material respects and represent its good faith estimates that are made on the basis of data derived from such sources. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Circular fairly present the information called for in all material respects and have been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(n) Incorporation and Good Standing of the Issuer and Subsidiaries. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Offering Circular and to enter into and perform its obligation under each of this Agreement, the Securities and the Indenture. The Issuer has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and each subsidiary of the Issuer has been duly incorporated or formed, as applicable, and is validly existing as a corporation or a limited liability company, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, with power and authority to own its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation or limited liability company, as applicable, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no liability or disability by reason of the failure to be so qualified in any such jurisdiction, except as would not have a Material Adverse Effect. The Issuer does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule C hereto.

(o) Capitalization and Other Capital Stock Matters. At March 31, 2018, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Securities pursuant hereto and the application of the proceeds therefrom as described in the Offering Circular, the Issuer would have an authorized and outstanding capitalization as set forth in the Offering Circular under the caption “Capitalization” in all material respects (other than for subsequent issuances of capital stock, if any, pursuant to benefit plans described in the Offering Circular).

(p) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Issuer nor any of its subsidiaries is (i) in violation of its certificate of incorporation or by-laws or similar organizational documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) above, to the extent that any such default would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by the Issuer of this Agreement or the Indenture, or the issuance and delivery the Securities, the compliance by the Issuer with this Agreement and the consummation of the transactions contemplated hereby and thereby and by the Offering Circular will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, (ii) nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws or similar organization documents of the Issuer or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their properties, except in the case of clauses (i) and (iii) above, for conflicts, breaches, violations or defaults that would not have, individually or in the aggregate, a Material Adverse Effect or affect the validity of the Securities; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Issuer of this Agreement and compliance herewith, the issuance and delivery of the Securities or the consummation by the Issuer of the transactions contemplated by this Agreement, hereby and thereby the Offering Circular and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance and delivery of the Securities by the Initial Purchasers.

(q) No Material Actions or Proceedings. Other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Issuer or any of its subsidiaries is a party or of which any property of the Issuer or any of its subsidiaries is the subject which, if determined adversely to the Issuer or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect on the current or future financial position, stockholders’ equity or results of operations of the Issuer and its subsidiaries; and, to the best of the Issuer’s and the Guarantors’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(r) Intellectual Property Rights. The Issuer and its subsidiaries own or otherwise have the right to use all (i) patents, patent applications, and inventions (whether or not patentable), (ii) copyrights, copyright applications and other works of authorship, (iii) confidential and proprietary information (including know-how, trade secrets and other similar information, systems or procedures), (iv) trademarks, service marks, trade names, and registrations and applications therefore, and (v) all other intellectual property rights (collectively, “Intellectual Property”) necessary to carry on the businesses now operated by them. Neither the Issuer nor any of its subsidiaries has received any notice, or is otherwise aware, of any infringement, misappropriation, dilution or other violation by the Issuer or its subsidiaries of the rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property owned by the Issuer or its subsidiaries invalid, unenforceable or inadequate to protect the interest of the Issuer or any of its subsidiaries therein, except, in each case, where any of the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect. To the knowledge of the Issuer and the Guarantors, no third party has infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of the Issuer or any of its subsidiaries, except as disclosed in the Offering Circular.

(s) Cyber Security; Data Protection. Except as disclosed in the Offering Memorandum, (i) there has been no material security breach or other compromise of or relating to any of the Issuer’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data and information of their respective customers, employees, suppliers, and vendors), equipment or technology (collectively, “IT Systems and Personal Data”); (ii) the Issuer and the Guarantors have not been notified of, and have no knowledge of any incident, event or condition that would reasonably be expected to result in, any material security breach or other compromise to their IT Systems and Personal Data; (iii) the IT Systems and Personal Data are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (iv) the Issuer and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Personal Data in accordance with industry standards; and (v) the Issuer and the Guarantors are presently in material compliance with all applicable laws or statutes, governmental regulations, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(t) All Necessary Permits, etc. The Issuer and its subsidiaries possess all permits, licenses, consents, approvals, certificates and other authorizations (collectively, “Governmental Licenses”) issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Offering Circular; the Issuer and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses other than as would not, individually or in the aggregate, have a Material Adverse Effect; all such Governmental Licenses are valid and in full force and effect other than as would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Issuer nor any of its subsidiaries has received any notice of proceedings related to revocation or modification of any such Governmental Licenses or has any reason to believe that any such Governmental Licenses will not be renewed in the ordinary course.

(u) Title to Properties. The Issuer and its subsidiaries have good and valid title in fee simple to all real property and good and valid title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Circular or such as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect; and any real property and buildings held under lease by the Issuer and its subsidiaries are held by them under valid, subsisting and enforceable leases except as would not, individually or in the aggregate, have a Material Adverse Effect.

(v) Tax Law Compliance. All United States federal income tax returns of the Issuer and its subsidiaries required by law to be filed have been filed and all taxes shown as due on such returns, or that otherwise have been assessed, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The statute of limitations on the assessment of United States federal income taxes of the Issuer and its subsidiaries has expired for all taxable years through and including the taxable year ending December 31, 2014. The Issuer and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all other taxes due and payable by the Issuer and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Issuer. The charges, accruals and reserves on the books of the Issuer in respect of any tax liability for any taxable years the remain for which the statute of limitations on assessment has not yet expired are adequate to meet any assessments or re-assessments for additional tax for any open years, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(w) Investment Company Act. The Issuer has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). None of the Issuer or any Guarantor is, or after receipt of payment for the Securities will be, an “investment company” within the meaning of the Investment Company Act.

(x) Insurance. The Issuer and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business of the same or similar size and/or otherwise similarly situated, and all such insurance is in full force and effect. The Issuer has no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither Issuer nor any of its subsidiaries has been denied any insurance coverage that it has sought or for which it has applied.

(y) No Price Stabilization or Manipulation. None of the Issuer or any Guarantors or any of their respective subsidiaries has taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(z) Solvency. The Issuer and its subsidiaries, on a consolidated basis, are, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the sum of the debt (including contingent liabilities) of such person does not exceed the fair value of the present assets of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such person on its debts as they become absolute and matured, (iii) the capital of such person is not unreasonably small in relation to the business of such person contemplated as of the date hereof and (iv) such person does not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debt as it matures in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(aa) Holdco and the Issuer’s Accounting System. Each of Holdco and the Issuer maintains a system of accounting controls that is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Circular fairly presents the information called for in all material respects and is prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(bb) Disclosure Controls and Procedures. Holdco maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to Holdco and its consolidated subsidiaries is made known to Holdco’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective. The auditors of Holdco and the Board of Directors of Holdco and the Issuer have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the ability of Holdco to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in Holdco’s internal controls; and since the date of the most recent evaluation of such controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(cc) Sarbanes-Oxley Act. Since October 17, 2013, there is and has been no failure on the part of the Issuer or any of the Issuer’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications, that is applicable to the Issuer.

(dd) Regulations T, U, X. Neither the Issuer nor any Guarantors nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(ee) Compliance with and Liability Under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Issuer and its subsidiaries and their respective operations and facilities are in compliance with applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business as presently conducted, properties and facilities of the Issuer or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Issuer nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or other person, that alleges that the Issuer or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority based on or pursuant to any Environmental Law pending or, to the Issuer’s knowledge, threatened, against the Issuer or any of its subsidiaries, no investigation with respect to which the Issuer has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Issuer or any of its subsidiaries based on or pursuant to any Environmental Law against the Issuer or any of its subsidiaries; (iv) neither the Issuer nor any of its subsidiaries is conducting or paying for, in whole or in part, any public investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment or decree issued by a governmental authority, which imposes any obligation or liability under any Environmental Law; (v) to the Issuer’s knowledge, no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Issuer or any of its subsidiaries; and (vi) to the Issuer’s and the Guarantors’ knowledge there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Issuer or any of its subsidiaries.

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means, to the extent applicable to the Issuer, all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Release or threatened Release of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(ff) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Issuer conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Issuer and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Issuer has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Effect.

(gg) ERISA Compliance. Except as disclosed in the Offering Circular or as would not, individually or in the aggregate, result in a Material Adverse Effect to the Issuer or any of its subsidiaries, with respect to each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) for which the Issuer has any liability (whether absolute or contingent) (each, a “Plan”), (i) no failure to satisfy the minimum funding standards of Sections 302 and 303 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), or other event of the kind described in Section 4043(c) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred; (ii) to the extent required by applicable law to be funded, the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (iii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administrative exemption, and (iv) each Plan is in material compliance with applicable law, including, without limitation, ERISA and the Code. Neither the Issuer nor any trade or business, whether or not incorporated, that, together with the Issuer, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code has incurred or reasonably expects to incur any liability with respect to any Plan under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default). Neither the Issuer nor any of its subsidiaries has material liability in respect of any post-employment health, medical or life insurance benefits for former, current or future employees of the Issuer or any subsidiary, except as required to avoid excise tax under Section 4980B of the Code or any other similar law. No Plan is a “multiemployer pension plan” (as defined in Section 3(37) of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service upon which it can rely and, to the knowledge of the Issuer and the Guarantors, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification. To the knowledge of the Issuer and its subsidiaries, there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that, individually or in the aggregate, could reasonably be expected to result in Material Adverse Effect to the Issuer or its subsidiaries.

(hh) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Issuer’s and Guarantors’ knowledge, threatened against the Issuer or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the Issuer’s and the Guarantors’ knowledge, threatened, against the Issuer or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Issuer’s and the Guarantors’ knowledge, threatened against the Issuer or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Issuer or any of its subsidiaries and, to the Issuer’s or the Guarantors’ knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(ii) Related Party Transactions. No material relationship, direct or indirect, exists between or among the Issuer or any controlled affiliate of the Issuer, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Issuer or any controlled affiliate of the Issuer, on the other hand, which is required by GAAP to be disclosed in the Issuer’s financial statements which is not so disclosed in the Offering Circular. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Issuer or any controlled affiliate of the Issuer to or for the benefit of any of the officers or directors of the Issuer or any controlled affiliate of the Issuer or any of their respective family members.

(jj) No Unlawful Contributions or Other Payments. None of the Issuer, any of its subsidiaries or, to the knowledge of the Issuer and each of the Guarantors, any director, officer, agent, employee, affiliate or other person acting on behalf of the Issuer or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the U.K. Bribery Act of 2010 (the “Bribery Act”), or any other applicable anti-bribery or anti-corruption law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuer and, to the knowledge of the Issuer and each of the Guarantors, its affiliates have conducted their businesses in compliance with the FCPA, the Bribery Act, and the other applicable anti-bribery or anti-corruption laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(kk) No Conflict with Money Laundering Laws. The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer and each of the Guarantors, threatened.

(ll) No Conflict with Sanctions Laws. None of the Issuer, any of its subsidiaries or, to the knowledge of the Issuer and each of the Guarantors, any director, officer, agent, employee, affiliate or other person acting on behalf of the Issuer or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, nor are the Issuer or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions. The Issuer will not directly or indirectly use the proceeds of the sale of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Crimea, Cuba, Iran, North Korea, Syria or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an initial purchaser, advisor, investor or otherwise) of Sanctions.

(mm) Regulation S. The Issuer, the Guarantors and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Offering Circular will contain the disclosure required by Rule 902. The Securities sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(nn) Federal Trade Commission. The Issuer and its subsidiaries are in material compliance with applicable requirements of the Federal Trade Commission rules governing franchising and applicable provisions of federal, state, local and other U.S. laws or regulations governing the business of a franchise or that are applicable to their business as presently conducted, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Any certificate signed by an officer of the Issuer or any Guarantor and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Issuer or such Guarantor to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Securities.

(a) The Securities. The Issuer agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Securities, and subject to the conditions set forth herein, the Initial Purchasers agree, severally and not jointly, to purchase from the Issuer the aggregate principal amount of Securities set forth opposite their names on Schedule A, at a purchase price of 98.625% of the principal amount thereof payable on the Closing Date, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms herein set forth.

(b) The Closing Date. Delivery of certificates for the Securities in definitive form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005 (or such other place as may be agreed to by the Issuer and GS) at 9:00 a.m. New York City time, on August 2, 2018, or such other time and date as GS shall designate by notice to the Issuer (the time and date of such closing are called the “Closing Date”).

(c) Delivery of the Securities. The Issuer shall deliver, or cause to be delivered, to GS for the accounts of the several Initial Purchasers certificates for Securities at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Securities shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as GS may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Issuer that:

(i) it will offer and sell Securities only to (a) persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“Qualified Institutional Buyers”) in transactions meeting the requirements of Rule 144A or (b) upon the terms and conditions set forth in Annex I to this Agreement;

(ii) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(iii) it has not and will not offer or sell Securities by, any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including but not limited to the methods described in Rule 502(c) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

SECTION 3. Additional Covenants. The Issuer and the Guarantors further covenant and agree with each Initial Purchaser as follows:

(a) Preparation of Final Offering Circular; Initial Purchasers’ Review of Proposed Amendments and Supplements and Issuer Additional Written Communications. As promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof, the Issuer will prepare and deliver to the Initial Purchasers the Final Offering Circular, which shall consist of the Preliminary Offering Circular as modified only by the information contained in the Pricing Supplement. The Issuer will not amend or supplement the

Preliminary Offering Circular or the Pricing Supplement. The Issuer will not amend or supplement the Final Offering Circular prior to the Closing Date unless GS shall previously have been furnished a copy of the proposed amendment or supplement a reasonable period of time prior to the proposed use or filing, and shall not have objected to such amendment or supplement. Before making, preparing, using, authorizing, approving or distributing any Issuer Additional Written Communication, the Issuer will furnish to GS a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which GS reasonably objects.

(b) Amendments and Supplements to the Final Offering Circular and Other Securities Act Matters. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement the Pricing Disclosure Package to comply with law, the Issuer and the Guarantors will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 3(a) hereof) furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Pricing Disclosure Package will comply with all applicable law. If, prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Circular, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Circular is delivered to a Subsequent Purchaser, not misleading, or if in the judgment of the Representative or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Circular to comply with law, the Issuer and the Guarantor agree to promptly prepare (subject to Section 3(a) hereof), and furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Circular so that the statements in the Final Offering Circular as so amended or supplemented will not, in the light of the circumstances at the time of delivery to a Subsequent Purchaser, be misleading or so that the Final Offering Circular, as amended or supplemented, will comply with all applicable law.

The Issuer hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each amendment or supplement referred to in this Section 3.

(c) Copies of the Offering Circular. The Issuer agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Circular and any amendments and supplements thereto as they shall reasonably request.

(d) Blue Sky Compliance. Each of the Issuer and the Guarantors shall cooperate with the Representative and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions reasonably designated by the Representative, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. None of the Issuer or any of the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where they would be subject to taxation as a foreign corporation. The Issuer will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of the Issuer and the Guarantors shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Use of Proceeds. The Issuer shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f) The Depositary. The Issuer will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(g) Additional Issuer Information. At any time when the Issuer is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Issuer shall furnish, at its expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information satisfying the requirements of Rule 144A(d); provided, however, that the filing of any such required information by any parent entity of the Issuer with the Commission shall be deemed to satisfy this clause (g) provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information related to such parent, on the one hand, and the information related to the Issuer, on the other hand.

(h) Agreement Not To Offer or Sell Additional Securities. During the period of 90 days following the date hereof, the Issuer will not, without the prior written consent of GS (which consent may be withheld at the sole discretion of GS), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Issuer or securities exchangeable for or convertible into debt securities of the Issuer (other than as contemplated by this Agreement).

(i) Future Reports to the Initial Purchasers. At any time when the Issuer is not subject to Section 13 or 15 of the Exchange Act and any Securities remain outstanding, the Issuer will, upon request, furnish to the Representative and to each of the other Initial Purchasers, as soon as available, copies of any report or communication of the Issuer required under the Indenture to be provided to the holders of the Securities, or mailed generally to holders of its capital stock or debt securities (including the holders of the Securities); provided, however, that the filing of any such required information by any parent entity of the Issuer with the Commission shall be deemed to satisfy this clause (i) provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information related to such parent, on the one hand, and the information related to the Issuer, on the other hand.

(j) No Integration. The Issuer agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Issuer of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Issuer to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k) No General Solicitation or Directed Selling Efforts. The Issuer agrees that it will not and will not permit any of its Affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) to (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts with respect to the Securities within the meaning of Regulation S, and the Issuer will and will cause all such persons to comply with the offering restrictions requirement of Regulation S with respect to the Securities.

(l) No Restricted Resales. During the one-year period after the Closing Date, the Issuer will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute restricted securities under Rule 144 that have been reacquired by any of them, which for the avoidance of doubt shall not include affiliates of Thomas H. Lee Partners.

(m) Legended Securities. Each certificate for a Security will bear the legend contained in the “Notice to Investors” section in the Preliminary Offering Circular for the time period and upon the other terms stated in the Preliminary Offering Circular.

The Representative on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Issuer or any Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Issuer and the Guarantors jointly and severally agree to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (iii) all fees and expenses of the Issuer’s and the Guarantors’ counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution including any form of electronic distribution of the Pricing Disclosure Package and the Final Offering Circular (including financial statements and exhibits), and all amendments and supplements thereto, (v) all filing fees, reasonable attorneys’ fees and expenses incurred by the Issuer, the Guarantors or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions reasonably designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Circular) (such fees and expenses not to exceed $20,000), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities with the ratings agencies; (viii) all fees and expenses (including reasonable fees and expenses of counsel) of the Issuer and the Guarantors in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by the Issuer and the Guarantors of their respective other obligations under this Agreement; and (ix) all expenses incident to the “road show” for the offering of the Securities, if any. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Issuer and the Guarantors set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Issuer and the Guarantors of the covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letter. As of the date hereof, the Initial Purchasers shall have received from Ernst & Young LLP, the independent registered public accounting firm for the Issuer, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the financial information in the Pricing Disclosure Package and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Circular and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(b) No Material Adverse Effect or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Representative there shall not have occurred or would not be reasonably be likely to occur any Material Adverse Effect; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Issuer or any of its subsidiaries or any of their securities or indebtedness by any “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act.

(c) Opinion of Counsel for the Issuer. On the Closing Date the Initial Purchasers shall have received the favorable opinion of (i) Ropes & Gray LLP, counsel for the Issuer, dated as of such Closing Date, in form and substance satisfactory to the Representative; and (ii) Hinckley, Allen & Snyder LLP, special Rhode Island local counsel for the Issuer dated as of such Closing Date, in form and substance satisfactory to the Representative; and Gray, Plant, Mooty & Bennett, P.A., special Minnesota counsel for the Issuer, dated as of such Closing Date, in form and substance satisfactory to the Representative.

(d) Opinion of Counsel for the Initial Purchasers. On the Closing Date the Initial Purchasers shall have received the favorable opinion of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(e) Officers’ Certificate. On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President of the Issuer and each Guarantor and the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Issuer and each Guarantor (or if no Chief Financial Officer, Chief Accounting Officer or Treasurer is then in place, an officer of the Issuer performing a similar role with similar responsibilities), dated as of the Closing Date, to the effect set forth in Section 5(b)(ii) hereof, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Effect;

(ii) the representations, warranties and covenants of the Issuer and the Guarantors set forth in Section 1 hereof were true and correct as of the date hereof and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii) each of the Issuer and the Guarantors has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(f) Indenture. The Issuer shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof.

(g) CFO Certificate. On the date hereof and on the Closing Date, the Initial Purchasers shall have received a written certificate executed by the Chief Financial Officer of the Issuer, dated as of the date hereof and the Closing Date, regarding certain information in the Pricing Disclosure Package and the Final Offering Circular, respectively and in the form attached as Exhibit A hereof.

(h) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

(i) Transactions. The transactions contemplated by the Pricing Disclosure Package and the Final Offering Circular shall be substantially concurrently consummated in a substance and form reasonably satisfactory to the Initial Purchasers.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by GS by notice to the Issuer at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by GS pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Issuer or the Guarantors to perform any agreement herein or to comply with any provision hereof, the Issuer and the Guarantors, jointly and severally, agree to reimburse the Initial Purchasers, severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, reasonable and documented fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges, except as otherwise agreed.

SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Issuer and each of the Guarantors, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

(a) Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(b) No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(c) Upon original issuance by the Issuer, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM

THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), OR (2) TO THE ISSUER AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Issuer for any losses, damages or liabilities suffered or incurred by the Issuer, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8. Indemnification.

(a) Indemnification of the Initial Purchasers. The Issuer and the Guarantors, will jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Issuer), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Circular (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing indemnity agreement shall not apply, with respect to an Initial Purchaser, to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Circular, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Circular (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Issuer may otherwise have.

(b) Indemnification of the Issuer and the Guarantors. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless (i) the Issuer and each Guarantor (ii) the directors and officers of the Issuer and each Guarantor and (iii) each person, if any, who controls the Issuer and each Guarantor, within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Issuer, any Guarantor or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Circular (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Circular, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Circular (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser through the Representative expressly for use therein; and to reimburse the Issuer, the Guarantors and each such director, officer or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by the Issuer, the Guarantors or such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Issuer hereby acknowledges that the only information that the Initial Purchasers through the Representative have furnished to the Issuer expressly for use in the Preliminary Offering Circular, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Circular (or any amendment or supplement thereto) are the statements set forth in the third sentence of the eighth paragraph, the tenth paragraph and the eleventh paragraph under the caption “Plan of Distribution” in the Preliminary Offering Circular and the Final Offering Circular. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 or Section 9 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8 or Section 9. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each relevant jurisdiction)), which shall be selected by GS (in the case of counsel representing the Initial Purchasers or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party (if so required) within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Issuer, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities. The relative fault of the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Issuer and the Guarantors, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Issuer, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each affiliate, director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each affiliate, director, officer and employee of the Issuer or any Guarantor, and each person, if any, who controls the Issuer or any Guarantor within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Issuer and the Guarantors.

SECTION 10. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by GS by notice given to the Issuer if at any time: (i) trading or quotation in any of the Issuer’s securities shall have been suspended or limited by the Commission or by the New York Stock Exchange (the “NYSE”), or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the Commission or the Financial Industry Regulatory Authority, Inc.; (ii) a general banking moratorium shall have been declared by any of federal, New York or Delaware authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of GS is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; (iv) in the judgment of GS there shall have occurred any Material Adverse Effect; or (v) the Issuer shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of GS may interfere materially with the conduct of the business and operations of the Issuer regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Issuer to any Initial Purchaser, except that the Issuer and the Guarantors shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to the Issuer, or (iii) any party hereto to any other party except that the provisions of Sections 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, rights of contribution, agreements, representations, warranties and other statements of the Issuer, the Guarantors, their respective officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any director, officer, affiliate, employee, Initial Purchaser, the Issuer, any Guarantor or any of its officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Goldman Sachs & Co. LLC,

200 West Street,

New York, New York 10282-2198

Attention: Registration Department

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Facsimile: (212) 378-2409

Attention: Stuart G. Downing, Esq.

If to the Issuer or the Guarantors:

Party City Holdings Inc.

80 Grasslands Road

Elmsford, NY 10523

Facsimile: (914) 345-2056

Attention: Joseph Zepf, Vice President, General Counsel

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Facsimile: (212)-596-9160

Attention: Michael R. Littenberg

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14. Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by GS on behalf of the Initial Purchasers, and any such action taken by GS shall be binding upon the Initial Purchasers.

SECTION 15. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 16. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding a “Related Judgment”, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(b) Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

SECTION 17. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Issuer for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination (except that the Issuer and the Guarantors should not be obligated to reimburse the expenses of any defaulting Initial Purchaser). In any such case either the Initial Purchasers or the Issuer shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Circular or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 17. Any action taken under this Section 17 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 18. No Advisory or Fiduciary Responsibility. The Issuer and each Guarantor acknowledge and agree that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer and the Guarantors, on the one hand, and the several Initial Purchasers, on the other hand, and the Issuer and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Issuer and the Guarantors or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Issuer and the Guarantors with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Issuer and the Guarantors on other matters) or any other obligation to the Issuer and the Guarantors except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and the Guarantors, and the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Guarantors and the several Initial Purchasers, or any of them, with respect to the subject matter hereof. The Issuer and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Issuer and the Guarantors may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 19. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Issuer the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

PARTY CITY HOLDINGS INC.

By:	/s/ Daniel J. Sullivan
Name: Daniel J. Sullivan
Title: Chief Financial Officer

GUARANTORS

AM-SOURCE, LLC
AMSCAN INC.
ANAGRAM INTERNATIONAL HOLDINGS, INC.
ANAGRAM INTERNATIONAL, INC.
PARTY CITY CORPORATION
PARTY HORIZON INC.
TRISAR, INC.

By:	/s/ Mike Correale
Name: Michael A. Correale
Title: Vice President & Treasurer

AMSCAN PURPLE SAGE, LLC
AMSCAN NM LAND, LLC
By: Amscan Inc., its Sole Manager

By:	/s/ Mike Correale
Name: Michael A. Correale
Title: Vice President & Treasurer

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC
By: Party City Holdings Inc., its Sole Member

[Signature Page to Purchase Agreement]

By:	/s/ Daniel J. Sullivan
Name: Daniel J. Sullivan
Title: Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

GOLDMAN SACHS & CO. LLC

Acting on behalf of itself

and as the Representative of

the several Initial Purchasers

By: Goldman Sachs & Co. LLC

By:	/s/ Ariel Fox
Name: Ariel Fox
Title: Vice President

[Signature Page to Purchase Agreement]

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Securities to be Purchased
Goldman Sachs & Co. LLC	$150,000,000
J.P. Morgan Securities LLC	$100,000,000
Credit Suisse Securities (USA) LLC	$65,000,000
Deutsche Bank Securities Inc.	$65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$37,500,000
Wells Fargo Securities, LLC	$37,500,000
Barclays Capital Inc.	$15,000,000
MUFG Securities Americas Inc.	$25,000,000
SMBC Nikko Securities America, Inc.	$5,000,000
Total	$500,000,000

Sch. A-1

SCHEDULE B

Guarantors

Name	State/Country of Organization or Incorporation
Am-Source, LLC	Rhode Island
Amscan Inc.	New York
Amscan NM Land, LLC	Delaware
Amscan Purple Sage, LLC	Delaware
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram International Holdings, Inc.	Minnesota
Anagram International, Inc.	Minnesota
Party City Corporation	Delaware
Party Horizon Inc.	Delaware
Trisar, Inc.	California

Sch. B-1

SCHEDULE C

Subsidiaries

Name	State/Country of Organization/Incorporation
Amscan Asia Limited	Hong Kong
Amscan Custom Injection Molding, LLC (75% owned)	Delaware
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Europe GmbH	Germany
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Mauritius Company Limited	Mauritius
Amscan NM Land, LLC	Delaware
Amscan Party Goods Pty. Limited	Australia
Amscan Purple Sage, LLC	Delaware
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram France S.C.S.	France
Anagram International Holdings, Inc.	Minnesota
Anagram International, Inc.	Minnesota
Anagram International LLC	Nevada
BA Asia Pacific PTY Limited	Australia
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
Convergram de Mexico S. de R.L. (49.9% owned)	Mexico
Everts Malaysia SDN BHD	Malaysia
Festival S.A.	Madagascar
Granmark S.A. de C.V. (85% owned)	Mexico
Guangzhou Christy Trading Company Limited	China
M-G Novelty Company	Oklahoma
Mada Lamba SARL	Madagascar
Party City Australia Pty. Limited	Australia
Party City Canada Inc.	Ontario
Party City Corporation	Delaware
Party Delights Ltd.	United Kingdom
Party HQ Ltd. (71% owned)	United Kingdom
Party Horizon Inc.	Delaware
PD Retail Group Ltd. (50% owned)	United Kingdom
Print Appeal, Inc. (60% owned)	Texas
Punchbowl, Inc. (28% owned)	Delaware
Riethmüller (Polska) Sp.z.o.o.	Poland
Travis Designs Limited	United Kingdom
Trisar, Inc.	California

Sch. C-1

Schedule D

Pricing Supplement

[See attached]

Sch. D-1

STRICTLY CONFIDENTIAL

PRICING SUPPLEMENT

$500,000,000

Party City Holdings Inc.

6.625% Senior Notes due 2026

July 26, 2018

This supplement (this “Pricing Supplement”) is qualified in its entirety by reference to the preliminary offering circular dated July 23, 2018 (the “Preliminary Offering Circular”). The information in this Pricing Supplement supplements the Preliminary Offering Circular and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. This Pricing Supplement is otherwise qualified in its entirety by reference to the Preliminary Offering Circular and should be read together with the Preliminary Offering Circular. Capitalized terms used in this Pricing Supplement but not defined have the meanings given to them in the Preliminary Offering Circular.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

Terms Applicable to the 6.625% Senior Notes due 2026

Issuer:	Party City Holdings Inc. (the “Issuer”)

Title of Securities:	6.625% Senior Notes due 2026 (the “Notes”)

Principal Amount:	$500,000,000

Maturity Date:	August 1, 2026

Issue Price:	100%

Gross Proceeds:	$500,000,000

Coupon:	6.625%

Yield to Maturity:	6.625%

Sch. C-2

Interest Payment Dates:	February 1 and August 1 of each year, commencing February 1, 2019. Interest will accrue from August 2, 2018.

Make-Whole Redemption:	Make-whole redemption at T+50 bps until August 1, 2021.

Optional Redemption:	On or after August 1, 2021, the Issuer may redeem the Notes, at its option, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Price
2021	103.313%
2022	101.656%
2023 and thereafter	100.000%

Equity Clawbacks:	Until August 1, 2021, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes (including the aggregate principal amount of Additional Notes, if applicable, issued under the Indenture) at a redemption price equal to 106.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the aggregate principal amount of Notes so redeemed not to exceed an amount equal to the net cash proceeds from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made from the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes, if applicable, that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption.

Change of Control:	101%

Record Dates:	January 15 and July 15 of each year

Trade Date:	July 26, 2018

Sch. C-3

Settlement Date:	August 2, 2018 (T+5). It is expected that delivery of the Notes will be made against payment therefor on or about, August 2, 2018, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next two succeeding business days should consult their own advisors.

Distribution:	144A and Regulation S with no registration rights.

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Wells Fargo Securities, LLC

Barclays Capital Inc.

MUFG Securities Americas Inc.

Co-Manager:	SMBC Nikko Securities America, Inc.

CUSIP and ISIN Numbers:	702150 AD5 (144A CUSIP) US702150AD53 (144A ISIN) U70268 AC8 (Reg S CUSIP) USU70268AC82 (Reg S ISIN)

Certain Changes to the Preliminary Offering Circular:

In addition to the information set forth above, the Preliminary Offering Circular is hereby updated to reflect the following changes:

(a)	The paragraph under the heading “ABL Facility Amendment” in the “Summary” section of the Preliminary Offering Circular is replaced with the following:

“Concurrently with the closing of this offering, we expect to enter into an amendment to our ABL Facility, which will extend the maturity date thereof to the earliest of (a) the date that is the five year anniversary of the closing of such amendment, (b) the date that is 60 days prior to the final stated maturity date of the Term Loan Facility (as defined in the section titled “Description of Other Indebtedness”) if such final stated maturity date has not been extended

Sch. C-4

or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding indebtedness under the Term Loan Facility on such date is in excess of $100.0 million and (c) the date that is 60 days prior to the final stated maturity date of the 2023 Notes (as defined in the section titled “Description of Other Indebtedness”) if such final stated maturity date has not been extended or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding amount of 2023 Notes on such date is in excess of $100.0 million. See “Description of Other Indebtedness.” Consummation of this offering is not conditioned upon the consummation of the amendment to the ABL Facility and vice versa.”

(b)	Footnote (2) to the table in the “Use of Proceeds” section of the Preliminary Offering Circular is replaced with the following:

“Borrowings under our ABL Facility bear interest at a rate per annum equal to, at our option, either a base rate or a LIBOR rate plus an applicable margin, and are currently due and payable in full on August 19, 2020. Concurrently with this offering, we expect to enter into an amendment to our ABL Facility which will extend the maturity date thereof to the earliest of (a) the date that is the five year anniversary of the closing of such amendment, (b) the date that is 60 days prior to the final stated maturity date of the Term Loan Facility if such final stated maturity date has not been extended or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding indebtedness under the Term Loan Facility on such date is in excess of $100.0 million and (c) the date that is 60 days prior to the final stated maturity date of the 2023 Notes if such final stated maturity date has not been extended or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding amount of 2023 Notes on such date is in excess of $100.0 million. See “Description of Other Indebtedness.””

(c)	The first paragraph under the heading “Amortization and final maturity” in the “Description of Other Indebtedness” section of the Preliminary Offering Circular is replaced with the following:

“There is no scheduled amortization under our ABL Facility. All outstanding loans under the ABL Facility are due and payable in full on the maturity date thereof. The maturity date of the ABL Facility is currently August 19, 2020; however, concurrently with this offering we expect to enter into an amendment to our ABL Facility which will extend the maturity date thereof to the earliest of (a) the date that is the five year anniversary of the closing of such amendment, (b) the date that is 60 days prior to the final stated maturity date of the Term Loan Facility if such final stated maturity date has not been extended or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding indebtedness under the Term Loan Facility on such date is in excess of $100.0 million, and (c) the date that is 60 days prior to the final stated maturity date of the 2023 Notes if such final stated maturity

Sch. C-5

date has not been extended or refinanced to a date occurring at least 6 months after the date that is the five year anniversary of the closing of such amendment, unless the amount of excess availability minus the outstanding amount of 2023 Notes on such date is in excess of $100.0 million.”

Other financial information presented in the Preliminary Offering Circular, including the information presented in the “Capitalization” section of the Preliminary Offering Circular, is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Offering Circular for a complete description.

This communication is being distributed in the United States solely to persons reasonably believed to be Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and outside the United States solely to non-U.S. persons as defined under Regulation S. For details about deemed representations and agreements by investors, see “Notice to Investors” in the Preliminary Offering Circular.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

Sch.C-6

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance on Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Such Initial Purchaser agrees that the Securities offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

Annex I-1